EXHIBIT 10.02

SIBLING MUSIC CORP.

SIBLING ENTERTAINMENT GROUP, INC.

EMPLOYMENT AGREEMENT

Richard Bernstein
6900 W Princeton Avenue
Denver, CO 80235
Dear Richard:

        Sibling Entertainment Group, Inc. (“Sibling”), a New York Corporation, and its wholly owned subsidiary Sibling Music Corp. (“SMC”), a Delaware Corporation currently having an address at 511 West 25th Street, Suite 503, New York, NY 10001 and registered to do business in the State of Colorado with an address at 927 7th Avenue, Denver, CO 80204, agrees to employ you and you agree to accept such employment on the terms and conditions set forth herein.

24)
TERM. The term of your employment hereunder shall commence on December 1, 2006 and, unless terminated by SMC and/or Sibling pursuant to paragraph 8 hereof, shall continue through and until December 31, 2008. The period from December 1, 2006 through December 31, 2006 (the “Employment Term”) notwithstanding any earlier termination pursuant to Paragraph 14.

25)	DUTIES/RESPONSIBILITIES/REPORTING

a)
General. Your title shall be “President” of SMC and “Vice President” of Sibling. You shall have such duties and responsibilities as are consistent with the traditional positions of President of a music recording and publishing company a Vice President of a publicly traded entertainment company. You shall report solely and directly to the CEO of SMC and Sibling and the Board of Directors of SMC.

b)
Services. Except as herein otherwise specified, during the Employment Term you shall devote your entire business time, attention and energies to the business of SMC and Sibling. You agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the CEO of Sibling and Board of Directors of SMC or such other individual as may be designated by the CEO of Sibling.

c)	Location. The principal place of business shall be in the greater metropolitan Denver, Colorado area.

26)
EXCLUSIVITY. Except as otherwise provided herein, you hereby acknowledge and agree that your engagement with SMC and Sibling under this Agreement is exclusive and that during the Employment Term hereof you shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of SMC and Sibling, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of SMC and Sibling or in a business similar to that of SMC and Sibling, without the prior written consent of SMC and Sibling, except you shall be permitted to render services for the following:

a)
Denver Civic Theatre, Inc. (“DCT”): It is understood that you currently serve as a member of the Board of Directors and the President of the Denver Civic Theatre, Inc. (a not-for-profit) organization in the State of Colorado and may perform all the duties and responsibilities under such appointment and receive the appropriate compensation for such services. SMC and Sibling encourages your participation and shall not restrict your involvement with other not-for-profit and charitable organizations including theatrical and performance based organizations provided such participation does not prohibit your duties to SMC and Sibling under this Agreement.

b)
Bernstein Companies, Inc.(“BCI”): It is understood that you currently serve as an officer and director of BCI a company organized and operated in a similar industry of SMC and you may continue to serve in such positions, except you shall not devote more than approximately ten percent (10%) of your professional working hours to BCI.

c)
Other Prior Partnerships and Corporations: It is understood that you may own part or control singularly or with others, limited partnership, limited liabilities companies, or other corporations within the theatrical, film or entertainment industries that may own various residual rights, royalties and other income for which you may still possess certain legal responsibilities to such entities and their limited investors, except you shall not devote more than approximately five percent (5%) of your professional working hours towards such activities and responsibilities.

d)
Other Corporate Investments. The Exclusivity Provisions shall also not prohibit your ownership or services in connection with investments which you or members of your family or your charitable trusts or foundations (directly or indirectly) and future investments which (a) do not require devotion of a substantial amount of your personal professional services which shall include, without limitation, passive investment interests, limited partnership interests or limited liability membership interests and (b) other than SMC and Sibling, do not compete with SMC and Sibling’s business when the investment is made, provided however that you may own directly or indirectly up to 5% of a publicly held company, limited partnership interests, or limited liability membership interests or other passive investment interests in private companies even if it does compete with SMC and Sibling’s business.

27)	COMPENSATION.

a)	SALARY. For all the services rendered by you in any capacity hereunder:

i)
For the period between December 1, 2006 and December 31, 2008, SMC agrees to pay you the sum of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Salary”), payable by either SMC or Sibling in accordance with SMC’s then effective payroll

ii)
Your Salary will be reviewed every six (6) months both during the first quarter of SMC’s fiscal year and the first quarter of each calendar year during the Employment Term, commencing with SMC’s first quarter beginning after June 30, 2007, and

iii)
Your Salary, at that time, shall increase by a percentage that is generally consistent within the range of percentages by which the salaries of other comparable executives are increased, but no less than six (6%) percent bi-annually.

iv)	Your Salary shall be payable solely by SMC.

b)
ANNUAL BONUS. In addition to your Salary, you shall be entitled to receive bonus compensation for each of the fiscal years during the Employment Term, determined and payable from both SMC (“SMC Bonus”) and Sibling (“Sibling Bonus”) as follows:

i)
Your SMC Bonus and Sibling Bonus for each of the fiscal years during the Employment Term will be based upon a measurement of performance against objectives as established and determined by the Board of Directors of SMC and Sibling.

ii)
Your SMC Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain SMC Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iii)
Your Sibling Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain SMC and Sibling Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iv)	Your Bonus for any fiscal year shall be payable within sixty (60) days after the end of each fiscal year of SMC and Sibling.

c)	SIGNING BONUS. In addition to Salary you will be entitled to a Twenty-Thousand ($20,000) dollars signing bonus payable in two installments:

i)	Ten Thousand ($10,000) dollars within thirty (30) days of the signing of this Agreement; and

ii)	Ten Thousand ($10,000) dollars on the first (1st) anniversary or this Agreement.

d)
BENEFITS. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as SMC and/or Sibling may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require SMC and/or Sibling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of SMC and/or Sibling shall be based upon your Salary, as set forth above, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

e)
BUSINESS EXPENSES. During your employment with SMC and Sibling, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to comparable executives of SMC and Sibling.

28)	CONFIDENTIAL INFORMATION and OTHER RESTRICTIONS.

a)
Confidential Agreement. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates (except as may be required by law or in the performance of your duties hereunder consistent with SMC and Sibling’s policies) and that you will comply with any confidentiality obligations of SMC and Sibling or SMC and Sibling to a third party, whether under agreement or otherwise.

Notwithstanding the foregoing, confidential information shall be deemed not to include information which

i)	is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or

ii)	is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

29)
NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates.

30)
SMC AND SIBLING OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with SMC and Sibling, SMC and Sibling and/or any of SMC and Sibling’s affiliates and any works in progress, shall be works-made-for-hire and SMC and Sibling shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner SMC and Sibling determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to SMC and Sibling under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to SMC and Sibling, and SMC and Sibling shall have the right to use the same in perpetuity throughout the universe in any manner SMC and Sibling determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by SMC and Sibling, do any and all things which SMC and Sibling may deem useful or desirable to establish or document SMC and Sibling’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by SMC and Sibling of any rights of ownership to which SMC and Sibling may be entitled by operation of law by virtue of SMC and Sibling being your employer.

31)	LITIGATION. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding,

i)
You shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving SMC and Sibling or SMC and Sibling or any of their officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to SMC and Sibling’s General Counsel, and

ii)
In the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify SMC and Sibling’s General Counsel.

32)
NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. You agree that during the Employment Term and for a period of one (1) year thereafter, except as authorized by SMC and Sibling or SMC and Sibling, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates or any of their officers, directors, agents, employees, suppliers or customers.

33)
RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with SMC and Sibling shall remain the exclusive property of SMC and Sibling. In the event of the termination of your employment for any reason, SMC and Sibling reserves the right, to the extent permitted by law and in addition to any other remedy SMC and Sibling may have, to deduct from any monies otherwise payable to you the following:

i)
the full amount of any debt you owe to SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates at the time of or subsequent to the termination of your employment with SMC and Sibling, and

ii)
the value of the SMC and Sibling property which you retain in your possession after the termination of your employment with SMC and Sibling. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. You acknowledge and agree that the foregoing remedy shall not be the sole and exclusive remedy of SMC and Sibling with respect to a breach of this paragraph.

34)
NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for a period of one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of SMC and Sibling, SMC and Sibling or any of SMC and Sibling’s affiliates or any of their officers, directors, agents or employees.

35)	FAMILY LEAVE POLICY & RIGHTS.

a)
Regardless of SMC and Sibling’s status or qualification under the Family Leave Act of 1993 (the “Act”), you will be entitled to all rights and benefits required under this Act including, but not limited to the following:

i)	Birth and or child care of the newborn child of the employee

ii)	Placement through foster care or adoption of a child with the employee

iii)	To care for an immediate family member with a serious health condition

iv)	If the employee is unable to work because of a serious medical condition.

b)
Partial Paid Family Leave Policy. In addition to any rights provided under Paragraph 12 a), you will also be entitled to up to fifteen (15) weeks of partially paid leave at two-thirds (2/3) of your normal base salary. All other benefits including insurance, bonuses and other rights shall be continued at their full amounts as defined by this agreement.

c)
SMC and Sibling may reduce the amount received under Paragraph 12 b) by any amount you may receive through any compensation or award received under Paragraph 13, or through your participation in any disability insurance plan or program.

d)	After 15 weeks, you shall have the absolute right to return to work in same position with the same duties regardless of any limitation that may be available to SMC and Sibling under the Act.

36)
PERMANENT DISABILITY. If, for any reason including physical, mental illness, failure, refusal or other inability, you cannot perform a majority of your usual duties for a period of longer than 120 consecutive days, SMC and Sibling’s obligation to pay Salary shall be reduced to fifty (50%). If your disability and inability to perform your duties exceeds 180 consecutive days, SMC and Sibling may terminate this Agreement effective upon 30 days prior written notice to you. In such event, Executive shall be entitled to receive:

i)	Fifty (50%) Percent of your Salary continued for a period of 6 months or the expiration of the Term, whichever occurs first; and

ii)
a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to this Agreement or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

iii)	any insurance previously provided for a period of 6 months or the expiration of the Term, whichever occurs first.

iv)
Disagreement as to the anticipation of a permanent disability/suspension and/or the date such permanent disability/suspension commenced shall be settled by the majority decision of 3 neutral arbitrators (or, if applicable, licensed physicians) one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on you, SMC and Sibling and any other person with an interest in the matter.

37)	TERMINATION.

a)
“CAUSE.” In the event of “Cause” (as defined below), SMC and Sibling may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of SMC and Sibling’s obligations hereunder will immediately terminate without further liability. Moreover, you shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall you be entitled to receive a pro-rata portion of Bonus Compensation otherwise payable pursuant to this Agreement. For purposes of this Agreement “Cause” shall include, but is not limited to:

i)
fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of your duties hereunder; provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or your breach of any material provision of this Agreement; or

ii)	breach of any material provision of this Agreement or any other material agreement between SMC and Sibling and you.

b)
“WITHOUT CAUSE.” Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by SMC and Sibling prior to expiration of the Term for any reason other than pursuant to Paragraphs 14 a) for Cause, this Agreement shall be deemed to have been terminated “Without Cause” and you shall be entitled to receive all of the compensation, rights and benefits described in this Agreement through the expiration of the Term as if this Agreement were in full force.

c)	You must receive 30 days prior written notice of termination regardless of the reason for termination.

d)
CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, the terms and conditions of this Agreement, you are permitted to terminate this Agreement Without Cause following a “Change In Control” (as defined below) and shall be entitled to receive all of the compensation, rights and benefits described in this Agreement following the effective date of termination or through the expiration of the Employment Term, whichever is longer, and the severance described in Paragraph 15, as if this Agreement were in full force. If any other Officer’s options are acquired pursuant to a Change In Control, your options will be acquired on terms and at all times at least equal to any other Officer.

“CHANGE IN CONTROL.” For purposes of this Agreement “Change In Control” shall mean and be deemed to have occurred on the earliest of the following dates:

i)	the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

ii)
the date the persons who were members of the Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by SMC and Sibling’s shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

iii)
the date SMC and Sibling’s shareholders shall approve a definitive agreement (a) to merge or consolidate SMC and Sibling with or into another corporation, unless the holders of SMC and Sibling’s capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of SMC and Sibling.

e)
YOUR RIGHT TO TERMINATE FOR GOOD REASON. During the Term, you shall be entitled to terminate your employment with SMC and Sibling for “Good Reason” (as defined below) following a Change In Control. For purposes of this Agreement “Good Reason” shall mean any of the following events which occurs without your express written consent:

i)
the assignment of any duties inconsistent with your status as an Officer or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change In Control other than any such alteration primarily attributable to the fact that SMC and Sibling may no longer be a public company;

ii)	a reduction by SMC and Sibling in Base Salary;

iii)	the relocation of SMC and Sibling’s principal offices to a location more than 35 miles from the current locale or SMC and Sibling’s requiring you to be based anywhere other than SMC and Sibling’s principal offices except for required travel on SMC and Sibling’s business to an extent substantially consistent with your present travel obligations;

iv)
the failure by SMC and Sibling to continue in effect without material change any compensation or benefit plan in which you are entitled to participate, or the failure by SMC and Sibling to continue your participation therein, or the taking of any action by SMC and Sibling which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by you at the time of the Change In Control, or the failure by SMC and Sibling to provide you with the number of paid vacation days to which you is entitled hereunder, or the taking of any other action by SMC and Sibling which materially adversely changes the conditions or perquisites of your employment;

v)	the failure of SMC and Sibling to obtain a satisfactory agreement from any successor to assume and agree to perform the Services contemplated by this Agreement;

vi)	the failure of SMC and Sibling to maintain adequate D&O insurance coverage pursuant to the terms of this Agreement; or

vii)	the breach by SMC and Sibling of any material term of this Agreement.

38)	SEVERANCE. Upon expiration of the Employment Term, Executive shall be entitled to receive:

a)	Base Salary continuation for a period of 6 months; and

b)	a prorated portion of Bonus Compensation, if any, otherwise payable for 6 months or any partial fiscal year that has occurred prior to the expiration of the Employment Term, whichever is greater; and

c)	Insurance continuation for a period of 6 months.

d)
TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all SMC and Sibling benefit plans and programs (including, without limitation, vacation, 401(k) plan, the pension plans, long-term disability plans, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

39)	DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and any pro-rated Bonus.

40)
EQUAL OPPORTUNITY EMPLOYER. You acknowledge that SMC and Sibling is an equal opportunity employer. You agree that you will comply with SMC and Sibling policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

41)
NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of SMC and Sibling, to the attention of the General Counsel of SMC and Sibling. Any notice given by mail shall be deemed to have been given three days following such mailing.

42)
ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you. SMC and Sibling or SMC and Sibling may assign this Agreement to SMC and Sibling or any affiliate of SMC and Sibling or any purchaser of all or substantially all of the assets of SMC and Sibling or SMC and Sibling or any successor in interest to SMC and Sibling or SMC and Sibling.

43)	GOVERNING LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas.

44)
NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on SMC and Sibling to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

45)
ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

46)
VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

* * * * *

        If the foregoing correctly sets forth our understanding, please sign and date one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

SMC AND SIBLING ENTERTAINMENT GROUP, INC.

By:_____________________	_____________________
Print: Mitchell Maxwell ITS: President	Date

ACCEPTED AND AGREED:

By:_____________________	_____________________
Print: Richard Bernstein	Date